Exhibit 99.1

Ark Restaurants Announces First Quarter Financial Results

NEW YORK--(BUSINESS WIRE)--February 9, 2009--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 27, 2008.

Total revenues from continuing operations for the three-month period ended December 27, 2008 were $26,792,000 versus $29,280,000 in the three months ended December 29, 2007.

EBITDA from continuing operations for the three-month period ended December 27, 2008 was $1,885,000 versus $2,704,000 during the same three-month period last year. The Company’s income from continuing operations for the three-month period ended December 27, 2008 was $847,000, or $0.24 per share ($0.24 per diluted share), as compared to $1,384,000, or $0.38 per share ($0.38 per diluted share), for the same three-month period last year.

Company-wide same store sales decreased 14.8% compared to the same period last year.

Net income for the three-month period ended December 27, 2008 was $847,000 versus $1,485,000 in the three months ended December 29, 2007.

As of December 27, 2008, the Company had cash, cash equivalents and short term investments totaling $8,500,000. As of the same date, the Company had no long-term debt other than $658,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

Michael Weinstein, the Company’s Chairman and Chief Executive Officer, stated “Obviously business conditions deteriorated in all venues as compared to last year. We were especially vulnerable to cancellations of corporate events during the Christmas season as well as a general decline in headcounts.”

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 week periods ended December 27, 2008 and December 29, 2007
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended

	December 27,	December 29,
	2008	2007

TOTAL REVENUES	$26,792	$29,280

COST AND EXPENSES:

Food and beverage cost of sales	6,711	7,456
Payroll expenses	8,924	9,239
Occupancy expenses	3,793	3,927
Other operating costs and expenses	3,986	3,922
General and administrative expenses	2,087	2,151
Depreciation and amortization expenses	906	668

Total costs and expenses	26,407	27,363

OPERATING INCOME	385	1,917

OTHER INCOME:

Interest income - net	192	130
Other income	358	119
Total other income	550	249

Income from continuing operations
before income taxes	935	2,166

Provision for income taxes	(324)	(782)

Loss attributable to non-controlling interests	236	-

Income from continuing operations	847	1,384

DISCONTINUED OPERATIONS:
Income from operations of discontinued restaurants	-	157

Provision for income taxes	-	56

Income from discontinued operations	-	101

NET INCOME	$847	$1,485

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.24	$.38
Discontinued operations basic	$0	$.03
Net basic	$.24	$.41

Continuing operations diluted	$.24	$.38
Discontinued operations diluted	$0	$.03
Net diluted	$.24	$.41

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,505	3,597

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,505	3,641

Continuing Operations EBITDA Reconciliation
Pre tax earnings (net of non-controlling interests)	$1,171	$2,166
Depreciation and amortization	906	668
Interest	(192)	(130)
EBITDA (a)	$1,885	$2,704

Continuing Operations EBITDA adjusted for
non-cash stock option expense
EBITDA (as defined) (a)	$1,885	$2,704
Non-cash stock option expense	78	78
EBITDA adjusted for non-cash stock option expense	$1,963	$2,782
(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com